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Exhibit 99.5

CONSENT OF CREDIT SUISSE FIRST BOSTON LLC

Board of Directors
McDATA Corporation
380 Interlocken Crescent
Broomfield, Colorado 80021

Members of the Board:

We hereby consent to the inclusion of (i) our opinion letter, dated January 17, 2005, to the Board of Directors of McDATA Corporation ("McDATA") as Annex C to the joint proxy statement/prospectus included in the Registration Statement of McDATA on Form S-4 (the "Registration Statement") relating to the proposed merger involving McDATA and Computer Network Technology Corporation and (ii) references made to our firm and such opinion in the Registration Statement under the captions entitled "SUMMARY OF THE JOINT PROXY STATEMENT/PROSPECTUS—Opinion of McDATA Financial Advisor", "THE MERGER—Background of the Merger", "THE MERGER—McDATA's Reasons for the Merger; Additional Considerations of the McDATA Board of Directors", and "THE PROPOSED MERGER—Opinion of McDATA Financial Advisor". In giving such consent, we do not admit that we come within the category of persons whose consent is required under, nor do we admit that we are "experts" with respect to any part of the Registration Statement for purposes of, the Securities Act of 1933, as amended, and the rules and regulations promulgated thereunder.

/s/ CREDIT SUISSE FIRST BOSTON LLC

Date: February 11, 2005

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CONSENT OF CREDIT SUISSE FIRST BOSTON LLC